PROSPECTUS SUPPLEMENT NO. 8

Filed Pursuant to Rule 424(b)(3)

 TO PROSPECTUS DATED MAY 4, 2007

Registration No. 333-139643

WIZZARD SOFTWARE CORPORATION

Supplement No. 8

to

Prospectus dated May 4, 2007

This Prospectus Supplement No. 8 supplements and amends certain information contained in our Prospectus, dated May 4, 2007, as supplemented by Supplement Nos. 1 through 7 thereto, dated August 3, 2007; November 20, 2007; March 18, 2008; December 2, 2008; March 31, 2009; April 29, 2009; and September 8, 2009,  respectively.  This Prospectus Supplement No. 8 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 7.  This Prospectus Supplement No. 8 is qualified by reference to the Prospectus and Supplement Nos. 1 through 7, except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 7.

The disclosure under the subheading "Warrant Table" on page 31 of the Prospectus is hereby amended to read as follows:

Warrants.

Warrant Table

The following is a description of our outstanding warrants:

Holders	Date of Grant	Term	Number of Shares	Per Share Exercise Price
Genesis Microcap Inc.	11/3/06	(1)	131,250	$0.40
Whalehaven Capital Fund Ltd.	11/3/06	(1)	187,500	$0.40
Genesis Microcap Inc.	3/17/08	(2)	42,857	$0.40
Whalehaven Capital Fund Ltd.	3/17/08	(2)	146,771	$0.40
Canada Pension Plan Investment Board	6/29/07	(3)	609,756	$2.85

(1) These warrants are exercisable until 5:00 p.m. EST on May 3, 2010.

(2) These warrants are exercisable until 5:00 p.m. EST on March 16, 2011.

(3) These warrants are exercisable until 5:00 p.m. EST on June 29, 2012.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 8 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 30, 2009.